Exhibit 10.1
Execution Version
PENSION PLAN TRANSFER AGREEMENT
     This Pension Plan Transfer Agreement (this “Agreement”), dated as of October 6, 2010, is entered into by and between Belo Corp., a Delaware corporation (“BLC”), and A. H. Belo Corporation, a Delaware corporation (“AHC”).
RECITALS
     WHEREAS, BLC and AHC entered into a Separation and Distribution Agreement, dated as of February 8, 2008 (the “Distribution Agreement”), pursuant to which the businesses of AHC and its subsidiaries were separated from the businesses of BLC and its other subsidiaries in a corporate spin-off effective February 8, 2008;
     WHEREAS, at the time of the spin-off, BLC retained sponsorship of The G. B. Dealey Retirement Pension Plan, a defined benefit pension plan (the “GBD Pension Plan”) that provides benefits with respect to current and former employees of BLC, AHC and their subsidiaries;
     WHEREAS, to further the separation of the companies, BLC and AHC have agreed to divide the GBD Pension Plan into separately-sponsored pension plans by transferring a portion of the GBD Pension Plan to one or more plans to be sponsored by AHC (the “Transfer(s)”);
     WHEREAS, BLC has authorized the transfer of certain assets and liabilities from the GBD Pension Plan effective as of 12:01 a.m. on January 1, 2011 (the “Transfer Date”), to one or more newly established defined benefit pension plans sponsored by AHC (the “AHC Pension Plans”) for the benefit of those participants, beneficiaries of deceased participants and alternate payees in the GBD Pension Plan described in the first sentence of Section 1(a) below (the “Transferred Participants”) (with any participants, beneficiaries of deceased participants and alternate payees in the GBD Pension Plan other than Transferred Participants being defined herein as the “Non-Transferred Participants”);
     WHEREAS, AHC has agreed to cause the AHC Pension Plans to assume the aggregate liability and associated assets for benefits accrued by the Transferred Participants under the GBD Pension Plan as of the Transfer Date, subject to the terms and conditions of this Agreement;
     WHEREAS, assets of the GBD Pension Plan are held in a trust established under the Master Trust Agreement (the “Master Trust Agreement”) dated as of February 1, 2002, by and between BLC and The Bank of New York, as trustee (the “Trustee”);
     WHEREAS, the amount of benefit liabilities assumed by each AHC Pension Plan and the amount of assets transferred to each AHC Pension Plan in connection with the assumption of such liabilities will be determined by the actuary for the GBD Pension Plan under the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 414(l) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, BLC and AHC entered into that certain Employee Matters Agreement by and between BLC and AHC dated as of February 8, 2008 (the “Employee Matters Agreement”), to address certain employee, benefit and compensation matters relating to the corporate spin-off, including BLC’s and AHC’s agreement relating to the GBD Pension Plan, and herein desire to amend such agreement to reflect the Transfer(s).
     NOW, THEREFORE, the parties agree as follows:
     1. Transfer of Assets and Administration.
     (a) BLC agrees to cause the GBD Pension Plan to transfer to the AHC Pension Plans, and AHC agrees to cause the AHC Pension Plans to assume, accept and be solely responsible for, all of the accrued benefits, associated assets, debts, liabilities, contracts, commitments and other obligations, absolute or contingent, of the GBD Pension Plan as of the Transfer Date, with respect to (i) each individual who, as of the Transfer Date, is actively employed by AHC or any of its Subsidiaries, (ii) each individual who, as of the Transfer Date, is a former employee of BLC, AHC or any of their current or former Subsidiaries, if such individual’s last employment with any such entity was with AHC or one of its current or former Subsidiaries, (iii) certain other individuals mutually agreed to by BLC and AHC, and (iv) each beneficiary or alternate payee under the GBD Pension Plan of a person described in (i), (ii) or (iii) above. Concurrently with the execution and delivery of this Agreement, BLC has provided to AHC a list of the individuals who, to BLC’s knowledge, would constitute the Transferred Participants if the Transfer(s) were to occur as of the date of this Agreement. BLC will provide an updated list of Transferred Participants as soon as practicable following the Transfer Date, but in no event any later than the dates set forth in Section 4(e) hereof; provided, however, that such list is not exclusive, and in the event of any conflict between the description of Transferred Participants in the first sentence of this Section 1(a) and such list, the first sentence of this Section 1(a) will govern. For purposes of this Agreement, “Subsidiary” means, with respect to either party, any other person of which the party (either alone or together with any other Subsidiary of such party) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     (b) As soon as practicable after the date hereof, AHC will establish and adopt the AHC Pension Plans, the terms of which will be substantially identical to the terms of the GBD Pension Plan, effective no later than the Transfer Date. On or before November 1, 2010, AHC will notify BLC of (i) the number and identity of each of the AHC Pension Plans, (ii) the specific AHC Pension Plan to which the accrued benefit under the GBD Pension Plan of each Transferred Participant is to be transferred, and (iii) any other details reasonably requested by BLC. The entire accrued benefit under the GBD Pension Plan of each Transferred Participant will be allocated to one and only one AHC Pension Plan.
     (c) The assets of the GBD Pension Plan that are allocated to the AHC Pension Plans and transferred to the AHC Pension Plans pursuant to the preliminary and final transfer provisions of Section 1(f) will be taken pro-rata from the investments held by the GBD Pension Plan and transferred to the AHC Pension Plans in kind, to the extent feasible.

     (d) The allocation of assets and the value of assets to be transferred from the GBD Pension Plan to each AHC Pension Plan (each such value, a “Transfer Amount”) will be determined in accordance with the priority categories under Section 4044 of ERISA on the basis of the assumptions used for such purpose by the Pension Benefit Guaranty Corporation (the “PBGC”) as of the Transfer Date, as determined by the actuary for the GBD Pension Plan. AHC and the actuary for the AHC Pension Plans, the AHC Board of Directors or any committee of such Board of Directors may review the calculations of each Transfer Amount (as adjusted in accordance with Section 1(f) hereof) for the sole purpose of confirming that such calculation, and the list of Transferred Participants, was made in accordance with Sections 1(a), (d) and (f) hereof, and the BLC actuary will provide AHC with such information as shall be reasonably necessary and available in connection with such confirmation process. Any dispute concerning the calculation, or such list, must be communicated to BLC in writing within 90 days after submission to AHC of the calculation, or such list, and any underlying data relating thereto, and will be resolved in accordance with Section 8(j) of this Agreement.
     (e) On a date or dates in 2011 to be determined by mutual agreement of AHC and BLC, and in no event later than January 15, 2011 with respect to the minimum quarterly contribution required to be made on such date under the Code with respect the 2010 plan year for the GBD Pension Plan, and in no event later than March 31, 2011 with respect to any remaining minimum contribution required to be made under the Code with respect to such 2010 plan year, BLC will fully fund the remaining minimum contributions in respect of such 2010 plan year, as determined by BLC in its reasonable discretion, including elective assumptions, methods and other determinations by BLC, and in all cases calculated in accordance with Sections 412 and 430 of the Code (the aggregate amount of such minimum contributions shall be referred to herein as the “Remaining Minimum 2010 Plan Contributions”). Immediately prior to BLC’s payment of all or any portion of the Remaining Minimum 2010 Plan Contributions to the GBD Pension Plan, AHC will transfer immediately available funds to BLC in an amount, when coupled with the funding credits referenced in Sections 4(i) and (j) hereof, equal to 56.5% of such contributions. Except for any retroactive adjustment that is required by law and results in an increase in the minimum required contribution for the 2010 or any prior plan years (which AHC will reimburse BLC in advance for 56.5% of the amount of such increase), upon BLC’s receipt of such funds from AHC, AHC will be deemed to have fully satisfied its reimbursement obligation in respect of the 2010 or any prior plan years for the GBD Pension Plan as required under Section 3.1 of the Employee Matters Agreement, in existence on the date of this Agreement or as amended pursuant to Section 2 hereof, notwithstanding any contrary or conflicting provisions thereof. Other than the contributions referred to in this Section 1(e), BLC will not make any further contributions to the GBD Pension Plan in respect of the 2010 or any previous plan year.
     (f) On the Transfer Date or as soon as practicable thereafter, but in no event later than January 4, 2011, BLC will cause the Trustee of the GBD Pension Plan to transfer to the trustee of each AHC Pension Plan at least 80% of the estimated Transfer Amount (less the dollar amount of the plan receivable attributable to the Remaining Minimum 2010 Plan Contributions as of December 31, 2010 that have not been paid prior to the Transfer Date (the “Contribution Receivable”) determined for such AHC

Pension Plan (the “Preliminary Payment”)). As soon as practicable thereafter, but no earlier than April 1, 2011 and no later than June 1, 2011, the actuary for the GBD Pension Plan will determine the final Transfer Amount for each AHC Pension Plan in accordance with the first sentence of Section 1(d) above. Not later than the 15th business day following confirmation of such determination in accordance with such Section 1(d), BLC will cause the Trustee of the GBD Pension Plan to transfer to the trustee of each AHC Pension Plan the excess of the final Transfer Amount for such AHC Pension Plan over the Preliminary Payment for such AHC Pension Plan, such excess (i) to be adjusted for actual investment experience from the Transfer Date to and including the date of such transfer(s), and (ii) to the extent not transferred in kind, to be increased with interest, as applicable, from the Transfer Date, in the case of cash balances other than those resulting from payments in respect of the Contribution Receivable, and from the date on which the applicable portion of the Contribution Receivable is paid, in the case of any such Contribution Receivable payment, in either case to and including the date of such transfer(s) at a rate equal to 5% per annum. Adjustment for actual investment experience for amounts transferred to an AHC Plan in kind means the inclusion of interest paid or accrued, dividends paid, and dividends with a record date prior to the date of determination which have not yet been paid as of the date of such determination.
     (g) Transferred Participants will cease to be participants in the GBD Pension Plan effective as of the Transfer Date, and the GBD Pension Plan will have no liability or obligation thereafter to the Transferred Participants. In consideration of the Preliminary Payment, AHC will, effective as of the Transfer Date, assume all of the obligations of BLC and any of its Subsidiaries in respect of benefits accrued by Transferred Participants under the GBD Pension Plan on or prior to the Transfer Date. In the event that the GBD Pension Plan pays benefits with respect to a Transferred Participant on or after the Transfer Date that are obligations of an AHC Pension Plan, which payments BLC agrees it will cause the GBD Pension Plan to make for the month of January 2011 to the extent that the applicable AHC Pension Plan is unable to process such payments, (i) AHC will cause such AHC Pension Plan to promptly reimburse the GBD Pension Plan for such benefit payments, and (ii) to the extent not previously reimbursed, such benefit payments will reduce the amount transferred under Section 1(f) as part of the final transfer adjustment.
     (h) Effective as of the Transfer Date, neither BLC nor any fiduciary of the GBD Pension Plan will be responsible for the investment of any assets transferred to the AHC Pension Plans, and the applicable investment fiduciary(ies) of each AHC Pension Plan will be solely responsible for the investment of such assets.
     (i) AHC will assume the administration of the benefits for Transferred Participants, either directly or through a third party plan administrator to be selected by AHC, as soon as practicable after the Transfer Date, but in no event later than October 1, 2011, but with a non-binding target date of June 1, 2011. In addition, AHC will decide promptly whether to select a third party plan administrator and, if AHC determines to engage a third party administrator, will use its commercially reasonable best efforts to engage such third party plan administrator effective on or before the target date of June 1, 2011. Until AHC or a third party assumes responsibility for administering benefits for the Transferred Participants, BLC will retain responsibility for administering benefits for such Transferred Participants, and AHC will reimburse BLC for such services (i) from February 8, 2008, to December 31, 2010 in a fixed amount equal to $249,505 and (ii) from January 1, 2011 to the date that AHC or a third party assumes such administration based on BLC’s actual costs at a rate not to exceed $9,500 per month. The reimbursements noted in clauses (i) and (ii) above are intended to represent BLC’s actual out-of-pocket expenses plus a reasonable allocation of compensation and benefit costs of BLC employees providing such services and in all cases without duplication of any costs that may have already been funded out of the GBD Pension Plan assets. Such transition period administrative services will be provided by BLC on a basis reasonably consistent with the level and type of, and subject to the same standards as, the administrative services provided by BLC prior to the Transfer Date.
     (j) AHC acknowledges that the administration of benefits by BLC for the Transferred Participants is ministerial and temporary in nature and does not confer upon BLC any discretionary authority or discretionary responsibility in the administration of an AHC Pension Plan, and that neither BLC nor any of its directors, officers, employees or agents will be acting as a fiduciary within the meaning of ERISA with respect to any AHC Pension Plan. BLC will have no obligation to AHC or any Transferred Participant pursuant to this Agreement or any related agreement to perform any services that, in BLC’s reasonable judgment, would cause BLC or any of its directors, officers, employees or agents to become a fiduciary of an AHC Pension Plan for purposes of ERISA. BLC will provide prompt written notice to AHC of any such determination by BLC during the course of its administration of benefits for Transferred Participants and will cooperate with AHC in good faith to permit AHC to secure an alternative means of providing such services, but in no event will BLC be obligated to perform such services.
     2. Amendment of Employee Matters Agreement. Effective as of the Transfer Date, Section 3.1 of the Employee Matters Agreement (captioned “The G. B. Dealey Retirement Pension Plan”) is hereby amended by redesignating the existing Section 3.1 as Section 3.1(a), and by the addition of the following new paragraphs at the end thereof:
     (b) Notwithstanding Section 3.1(a) or any other conflicting or contrary provision of this Agreement, Newspaper Holdco’s reimbursement obligation with respect to the 2010 and any prior plan year of the Pension Plan will be governed solely by Section 1(e) of that certain Pension Plan Transfer Agreement by and between Belo and Newspaper Holdco dated as of October 6, 2010 (the “Pension Transfer Agreement”).
     (c) Provided that the Preliminary Payment (as such term is defined in the Pension Transfer Agreement) has been made, and provided further that the Pension Transfer Agreement has not then been terminated in accordance with its terms, then notwithstanding any conflicting or contrary provision of this Agreement, paragraph (a) of this Section 3.1 will be modified as follows effective as of January 1, 2011: (a) Newspaper Holdco’s right to appoint one or more members of the committees established by Belo from time to time to manage the assets of the Pension Plan will apply only for periods prior to January 1, 2011; (b) Newspaper Holdco will not be required to reimburse Belo for any contributions made to the Pension Plan with respect to the 2011 and later plan years; and (c) the prior written consent of Newspaper Holdco to a Pension Plan amendment will apply only to an amendment to the Pension Plan that could reasonably be anticipated to increase the funding cost of the Pension Plan for periods prior to January 1, 2011.
     (d) From and after January 1, 2011, and notwithstanding any contrary or conflicting provisions of this Agreement, the agreement of Belo and Newspaper Holdco regarding the Pension Plan, including, without limitation, any funding, reimbursement, liability and indemnification obligations in respect thereof, will be governed solely by the Pension Transfer Agreement and the amended provisions of this Section 3.1 set forth above.
     3. Representations.
(a) AHC represents and warrants to BLC that:
     (i) As of the Transfer Date, each of the AHC Pension Plans will satisfy the documentary requirements for qualification under Section 401(a) of the Code.
     (ii) As of the Transfer Date, the terms of each of the AHC Pension Plans will be substantially identical to the terms of the GBD Pension Plan. In addition, AHC has no current intention to modify the terms of any AHC Pension Plan.
     (iii) All required notices to be provided by AHC under applicable law or the terms of this Agreement with respect to the Transfer(s), including without limitation notice to the Internal Revenue Service on Form 5310-A, have been or will be timely made.
(b) BLC represents and warrants to AHC that:
     (i) BLC has provided to AHC a current and complete copy of the GBD Pension Plan document (including all amendments thereto) that accurately sets forth the provisions of the GBD Pension Plan with respect to the Transferred Participants as of the date hereof, and will promptly provide to AHC each amendment to the GBD Pension Plan that is adopted subsequent to the date hereof and effective prior to the Transfer Date. In addition, BLC will provide to AHC upon request, copies of the GBD Pension Plan document (including all amendments thereto) in effect prior to the date hereof as may reasonably be needed by AHC to obtain a favorable determination letter from the Internal Revenue Service with respect to the AHC Pension Plans, to determine the amount of any Transferred Participant’s benefits accrued prior to the Transfer Date or to otherwise comply with AHC’s obligations under ERISA or the Code. In addition, BLC has no current intention to modify the terms of the GBD Pension Plan, except to the extent contemplated by Section 4(c) of this Agreement or required by law.
     (ii) The GBD Pension Plan has received a favorable determination letter from the Internal Revenue Service dated August 13, 2002, regarding its and the related trust’s tax-qualified status under the requirements of Sections 401(a) and 501(a) of the Code. On or before January 31, 2011, BLC will submit a request to the Internal Revenue Service for an updated favorable determination letter for the GBD Pension Plan, and will adopt any amendments to the Plan or take other corrective actions reasonably requested by the Internal Revenue Service in order to obtain such updated favorable determination letter.
     (iii) Since February 8, 2008, the GBD Pension Plan and its related trust have been maintained in compliance with the requirements of the Code as well as the requirements of ERISA and other applicable law, both in operation and form, and such plan and trust continues to satisfy the tax-qualification requirements of Sections 401(a) and 501(a) of the Code (except to the extent any failure to comply with or satisfy such requirements arises from any act or event occurring prior to February 8, 2008). Except as disclosed in writing by BLC to AHC prior to the date of this Agreement, since August 13, 2002, BLC has not become aware of any compliance or tax qualification issues affecting the GBD Pension Plan which have not been fully remedied and which could reasonably be expected to have a material adverse effect on the GBD Pension Plan.
     (iv) All required notices to be provided by BLC under applicable law or the terms of this Agreement with respect to the Transfer(s), including without limitation notice to the Internal Revenue Service on Form 5310-A, have been or will be timely made.
     4. Additional Covenants.
     (a) Neither AHC nor an AHC Pension Plan will have any liability with respect to any participant, beneficiary or alternate payee in the GBD Pension Plan other than the Transferred Participants.
     (b) BLC will prepare and issue a Summary of Material Modifications in compliance with Section 102 and Section 104(a) and (b) of ERISA with respect to the Transfer(s) and will provide AHC with a copy of such summary at a reasonable time prior to its publication. BLC and AHC shall use their respective commercially reasonable best efforts to jointly consult and/or prepare all other communications to plan participants concerning the Transfer(s).
     (c) Prior to the Transfer Date, BLC will amend the GBD Pension Plan to specify that the right of a Transferred Participant who has incurred a bona fide separation from service from BLC and its subsidiaries to commence receiving benefits from the GBD Pension Plan will not be affected by such participant’s subsequent employment with a participating employer in the GBD Pension Plan or a successor plan, including without limitation through the Transfer(s) contemplated by this Agreement.
     (d) BLC and AHC will cooperate in good faith to enable BLC, AHC, the GBD Pension Plan and the AHC Pension Plans to comply with all applicable reporting and disclosure requirements, including without limitation the preparation and filing of any PBGC notices, Internal Revenue Service filings, periodic Securities Exchange Commission filings and annual reports on Form 5500, that reflect the transfer of the Transferred Participants as of the Transfer Date.
     (e) BLC will, or will cause the actuary for the GBD Pension Plan to, transfer to AHC and to the actuary for the AHC Pension Plans, in an electronic format (where possible) reasonably acceptable to the actuary of the AHC Pension Plans, the data relating to each Transferred Participant necessary to determine benefit amounts (the “Transferred Participant Data”). Transferred Participant Data as of January 1, 2010, will be transferred no later than February 28, 2011, and Transferred Participant Data as of January 1, 2011, will be transferred no later than April 30, 2011.
     (f) AHC will provide to BLC a copy of each amendment to an AHC Pension Plan that is adopted or effective prior to the date that BLC ceases providing administrative support to AHC pursuant to Section 1(i). Each such amendment will be provided to BLC, to the extent practicable, at least 30 days prior to the effective date of such amendment, and no such amendment may increase the administrative support obligations of BLC pursuant to Section 1(i) without BLC’s written consent.
     (g) AHC will timely request a favorable determination letter from the Internal Revenue Service with respect to the qualification of each AHC Pension Plan and trust under Sections 401(a) and 501(a) of the Code and will amend the AHC Pension Plans in any respect required by the Internal Revenue Service as a condition of receiving such a favorable determination letter.
     (h) Neither AHC nor BLC will, directly or indirectly, initiate, solicit or encourage any person to challenge or threaten the Transfer(s).
     (i) As of the Transfer Date, a transfer credit in the amount of $500,000 (the “AHC Transfer Credit”) will be established by BLC in favor of AHC. The AHC Transfer Credit will be applied by AHC, as determined by AHC, to fund all or a portion of its obligation to reimburse BLC for contributions to the GBD Pension Plan pursuant to Section 1(e) hereof or the Employee Matters Agreement (as amended pursuant to Section 2 hereof). BLC agrees to accept the application of the AHC Transfer Credit to fund up to $500,000 of such obligation in lieu of AHC’s cash payment of the same amount.
     (j) The remaining refund amount credited to AHC pursuant to that certain Tax Matters Agreement by and between BLC and AHC dated as of February 8, 2008, and that certain letter agreement between BLC and AHC dated as of September 14, 2009, as either such agreement shall have been amended (estimated at approximately $3.4 million at August 31, 2010), will be applied by AHC, as determined by AHC, to fund all or a portion of its obligation to reimburse BLC for contributions to the GBD Pension Plan pursuant to Section 1(e) hereof or the Employee Matters Agreement (as amended pursuant to Section 2 hereof). BLC agrees to accept the application of such remaining refund amount to fund such obligation in lieu of AHC’s cash payment of the same amount. If any refund amount remains after such reimbursements, such amount shall be paid to AHC as soon as practicable after such amount can be determined.
     5. Cooperation.
     (a) AHC and BLC will each use their commercially reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under law or otherwise to consummate and make effective the Transfer(s). AHC and BLC each agree to cooperate and to use their commercially reasonable best efforts to vigorously contest and to resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the Transfer(s), including the vigorous pursuit of all available avenues of administrative and judicial appeal.
     (b) BLC will use its commercially reasonable best efforts to cooperate with and provide assistance to AHC as AHC may reasonably request in order to (i) determine the amount of any Transferred Participant’s benefit, (ii) resolve any benefit dispute with a Transferred Participant and (iii) resolve any challenge by a government agency or other party with standing to make such challenge that the benefit of any Transferred Participant or the administration of such benefit fails to comply with applicable provisions of the Code, ERISA or other applicable law. Such cooperation will include without limitation making available to AHC such witnesses as AHC may reasonably request to assist in the defense of any claims against the AHC Pension Plans involving any Transferred Participant.
     (c) BLC will provide AHC and its representatives access to records in its possession relating to the Transferred Participant Data (and not already in AHC’s or its actuary’s or other professional representative’s possession) during normal business hours at such times as AHC may reasonably request, including without limitation available payroll and service records, that may be necessary to verify the Transferred Participant Data and all other available records relating to the administration of benefits of Transferred Participants that may be necessary to resolve benefit disputes with Transferred Participants or demonstrate compliance with applicable provisions of the Code, ERISA or other applicable law.
     (d) In the event of a mistake of fact or law resulting in a conclusion that the benefits transferred or the assets relating thereto were calculated erroneously, the sponsor of the plan injured by the mistake will notify the other party within three months of discovery of the mistake, and AHC and BLC will attempt to reach an agreement as to the equitable resolution of the mistake, which may involve a subsequent transfer of assets and/or liabilities from one plan to another. Any dispute regarding the resolution of any such mistake will be resolved in accordance with Section 8(j) of this Agreement.
     6. Indemnification.
     (a) Claims Based on Representations, Warranties and Covenants. BLC will indemnify, defend, release, discharge and hold harmless each of AHC, AHC’s officers, directors and employees, the AHC Pension Plans, each fiduciary of the AHC Pension Plans and their respective successors (individually an “AHC Indemnified Party”) from and against any and all losses, claims, damages or liabilities, including reasonable legal fees and expenses (“Losses”), to which the AHC Indemnified Party may become subject arising out of or relating to BLC’s breach of any representation or covenant in this Agreement. AHC will indemnify, defend, release, discharge and hold harmless each of BLC, BLC’s officers, directors and employees, the GBD Pension Plan, each fiduciary of the GBD Pension Plan and their respective successors (individually a “BLC Indemnified Party”) against any and all Losses to which the BLC Indemnified Party may become subject arising out of or relating to AHC’s breach of any representation or covenant in this Agreement.
     (b) Claims by Transferred Participants and Non-Transferred Participants. Except to the extent covered by BLC’s indemnification obligations set forth in clause (a) of this Section 6, AHC will indemnify, defend, release, discharge and hold harmless each BLC Indemnified Party against any and all Losses to which any BLC Indemnified Party may become subject arising out of or relating to any claim asserted by a Transferred Participant or representative thereof, regardless of whether such Losses arise out of or relate to the GBD Pension Plan or an AHC Pension Plan, with respect to acts or omissions occurring prior to February 8, 2008. Except to the extent covered by AHC’s indemnification obligations set forth in clause (a) of this Section 6, BLC will indemnify, defend, release, discharge and hold harmless each AHC Indemnified Party against any and all Losses to which any AHC Indemnified Party may become subject arising out of or relating to any claim asserted by a Non-Transferred Participant or representative thereof, regardless of whether such Losses arise out of or relate to the GBD Pension Plan or an AHC Pension Plan, with respect to acts or omissions occurring prior to February 8, 2008.
     (c) Claims by Governmental Entities and Third Parties. Except to the extent covered by BLC’s or AHC’s indemnification obligations set forth in clause (a) of this Section 6, with respect to any Losses arising out of or relating to any claim asserted by a governmental entity or a third party (other than a Transferred Participant or a Non-Transferred Participant or a representative thereof), regardless of whether such Losses arise out of or relate to the GBD Pension Plan or an AHC Pension Plan, and with respect to acts or omissions occurring prior to February 8, 2008, (i) AHC will indemnify, defend, release, discharge and hold harmless each BLC Indemnified Party against any and all such Losses to which any BLC Indemnified Party may become subject which relate solely to Transferred Participants, (ii) BLC will indemnify, defend, release, discharge and hold harmless each AHC Indemnified Party against any and all such Losses to which any AHC Indemnified Party may become subject which relate solely to Non-Transferred

Participants, and (iii) with respect to Losses which relate to both Transferred Participants and Non-Transferred Participants and which cannot reasonably be allocated pursuant to the foregoing provisions of this paragraph, AHC will indemnify, defend, release, discharge and hold harmless each BLC Indemnified Party against 56.5% of any and all such Losses to which any BLC Indemnified Party may become subject, and BLC will indemnify, defend, release, discharge and hold harmless each AHC Indemnified Party against 43.5% of any and all such Losses to which any AHC Indemnified Party may become subject.
     (d) Claims Relating to Transition Period Administrative Services. AHC will indemnify, defend, release, discharge and hold harmless each BLC Indemnified Party against any and all Losses to which the BLC Indemnified Party may become subject arising out of or relating to BLC’s transition period administration of benefits for Transferred Participants on or after the Transfer Date pursuant to Section 1(i) hereof, including without limitation as a result of (i) reliance on information provided by AHC, any Transferred Participant or beneficiary of a Transferred Participant or any trustee, recordkeeper or third party validly representing AHC, the AHC Pension Plans or any Transferred Participant or beneficiary of a Transferred Participant; (ii) payment or refusal of payment of benefits based on instructions of AHC, any Transferred Participant or beneficiary of a Transferred Participant or any trustee, recordkeeper or third party validly representing AHC, the AHC Pension Plans or any Transferred Participant or beneficiary of a Transferred Participant; or (iii) failure of AHC to comply with the terms of the AHC Pension Plans; provided, however, that a BLC Indemnified Party will not be so indemnified if such Losses are finally adjudged by a court of competent jurisdiction, or are determined by any other proceeding mutually agreeable to AHC and the BLC Indemnified Party, to have resulted primarily from the negligence or willful misconduct of such BLC Indemnified Party or a breach by BLC of Section 1(i) of this Agreement.
     (e) Indemnification Procedures. The indemnification procedures contained in the Distribution Agreement, construed to be applicable only to this Agreement and not any other agreement, will apply with respect to claims and obligations under this Section 6, subject to the dispute resolution procedures set forth in Section 8(j) of this Agreement.
     7. Amendment; Termination.
     (a) This Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, only by a written document signed by duly authorized signatories of the parties.
     (b) If any government agency or other person or entity with standing threatens to terminate the GBD Pension Plan or challenges or threatens to challenge the Transfer(s) unless BLC or AHC agrees to any condition that would increase a Transfer Amount, accelerate contributions to the GBD Pension Plan or otherwise increase the cost to BLC, AHC, the GBD Pension Plan or the AHC Pension Plans, of the transfer of assets to the AHC Pension Plans, and the satisfaction of such condition cannot be accomplished without material incremental cost or regulatory or administrative burden for BLC or the GBD Pension Plan (as determined by BLC in the exercise of BLC’s reasonable judgment) or for AHC or the AHC Pension Plans (as determined by AHC in the exercise of AHC’s reasonable judgment), then BLC in its sole discretion (with respect to BLC and the GBD Pension Plan) and AHC in its sole discretion (with respect to AHC and the AHC Pension Plans) may, in either case prior to the Transfer Date, elect not to proceed with the Transfer(s), and upon such election the GBD Pension Plan will retain all assets and liabilities with respect to the Transferred Participants.
     8. Miscellaneous.
     (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.
     (b) BLC represents on behalf of itself and its Affiliates, and AHC represents on behalf of itself and its Affiliates, as follows:
          (i) each such person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and
          (ii) this Agreement has been duly executed and delivered by such person (if such person is a party) and constitutes its valid and binding agreement enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally and by general equitable principles.
For purposes of this Agreement, “Affiliate” has the meaning given that term in the Distribution Agreement.
     (c) Each party will be responsible for payment of its own fees incurred in connection with the Transfer(s), including, without limitation, accounting, legal, actuarial and consulting fees.
     (d) This Agreement and any dispute arising out of, in connection with or relating to this Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, to the extent such laws are not preempted by ERISA.
     (e) All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:
If to BLC:

Belo Corp.
400 South Record Street
Dallas, Texas 75202
Attention: Chief Executive Officer
Facsimile No.: (214) 977-8209

With a copy to: Chief Financial Officer
Facsimile No.: (214) 977-8209
If to AHC:
A. H. Belo Corporation
508 Young Street
Dallas, Texas 75202
Attention: Chief Executive Officer
Facsimile No.: (214) 977-8285
With a copy to: Chief Financial Officer
Facsimile No.: (214) 977-8285
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8(e), be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8(e), be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this Section 8(e), be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.
     (f) Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
     (g) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party without the prior written consent of the other party, and any attempt to do so will be void, except that each party may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided further that no assignment will relieve the assigning party of any of its obligations under this Agreement, unless expressly so provided. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.
     (h) The terms and provisions of this Agreement are intended solely for the benefit of each party and its respective Affiliates, successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
     (i) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     (j) In the event that any dispute arises between the parties that cannot be resolved by direct communications or through the use of each party’s respective pension plan actuary, either party will have the right to refer the dispute for resolution to the chief financial officers of the parties by delivering to the other party a written notice of such referral (a “Dispute Notice”). Following receipt of a Dispute Notice, the chief financial officers of the parties will negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the parties are unable to resolve such dispute within 15 business days after the date of the Dispute Notice, either party will have the right to refer the dispute to the chief executive officers of the parties, who will negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the parties are unable to resolve such dispute within 30 business days after the date of the Dispute Notice, then except as provided below regarding a dispute under Section 1(d) or Section 5(d), either party will have the right to commence litigation in accordance with the provisions of the Distribution Agreement. Should any dispute concerning the calculation of the Transfer Amount described in Section 1(d) or Section 5(d) remain unresolved for more than 30 days, AHC and BLC will promptly select and appoint a third enrolled actuary who is mutually satisfactory to both parties. The third actuary will recalculate the Transfer Amount (as adjusted in accordance with Section 1(f) hereof) and if such recalculated amount differs from the amount determined by the BLC actuary by more than 2.5 percent, then the recalculated amount will apply for all purposes under this Agreement. If such recalculated amount does not differ from the amount determined by the BLC actuary by more than 2.5 percent, then the amount calculated by the BLC actuary will apply for all purposes under this Agreement. Both parties will use their best efforts to cause the third actuary’s recalculation to be completed within 60 days of the retention of such third actuary, and the cost of the third actuary will be divided equally between BLC and AHC. The parties agree that all discussions, negotiations and other information exchanged between the parties during the foregoing dispute resolution proceedings will be without prejudice to the legal position of a party in any subsequent action.
     (k) From and after the Transfer Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party or parties to this Agreement who are or are to be thereby aggrieved will have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that, from and after the Transfer Date, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
     (l) Subject to the prior exhaustion of the procedures set forth in Section 8(j) and to the fullest extent permitted by applicable law, each party hereto (i) agrees that all actions arising out of, relating to or in connection with this Agreement or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, or the transactions contemplated hereby, will be brought only in the United States District Court for the Northern District of Texas or any Texas State court, in each case, located in Dallas County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Dallas County for purposes of all legal proceedings arising out of, or in connection with, this Agreement and the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such action brought in such a court or any claim that any such action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(e) or any other manner as may be permitted by law will be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     (m) For purposes of this Agreement, the following terms will have the meanings set forth in the Sections noted below:

Affiliate	Section 8(b)

Agreement	Introductory Paragraph

AHC	Introductory Paragraph

AHC Indemnified Party	Section 6(a)

AHC Pension Plans	Recitals

AHC Transfer Credit	Section 4(i)

BLC	Introductory Paragraph

BLC Indemnified Party	Section 6(a)

Code	Recitals

Contribution Receivable	Section 1(f)

Dispute Notice	Section 8(j)

Distribution Agreement	Recitals

Employee Matters Agreement	Recitals

ERISA	Recitals

GBD Pension Plan	Recitals

Losses	Section 6(a)

Master Trust Agreement	Recitals

Non-Transferred Participants	Recitals

PBGC	Section 1(d)

Preliminary Payment	Section 1(f)

Remaining Minimum 2010 Plan Contributions	Section 1(e)

Subsidiary	Section 1(a)

Transfer Amount	Section 1(d)

Transfer Date	Recitals

Transfer(s)	Recitals

Transferred Participant Data	Section 4(e)

Transferred Participants	Recitals

Trustee	Recitals
     (n) The Article and Section headings contained in this Agreement are solely for the purpose of reference and, together with the Recitals (other than the capitalized terms defined therein), are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. Except as specifically set forth in this Agreement, the provisions of this Agreement will govern in the event of any conflict between any provision of this Agreement and that of the Distribution Agreement or any Ancillary Agreement, as that term is defined in the Distribution Agreement.

     (o) For purposes of this Agreement, in the context of a request from one party to the other party, the request will not be deemed reasonable if fulfilling the request would require undue effort or expense on the party receiving or responding to such request.
     (p) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
     (q) The representations, warranties, covenants, indemnities and other provisions of this Agreement shall survive the Transfer Date and the Transfer(s) indefinitely.

     IN WITNESS WHEREOF, the parties have caused this Pension Plan Transfer Agreement to be duly executed as of the day and year first written above.

BELO CORP.
By	/s/ Carey Hendrickson
	Name:	Carey Hendrickson
	Title:	SVP/Chief Financial Officer

A. H. BELO CORPORATION
By	/s/ Daniel J. Blizzard
	Name:	Daniel J. Blizzard
	Title:	Senior Vice President & Secretary